EXHIBIT 5.2


                                                        Apollolaan 15
                                                        1077 AB  Amsterdam

                                                        P.O. Box 75440
                                                        1070 AK  Amsterdam

                                                        Tel: +31 (0)20 674 1000
                                                        Fax: +31 (0)20 674 1111

                                                        www.allenovery.com

To:    ABN AMRO Bank N.V.
       250 Bishopsgate
       London EC2M 4AA
       United Kingdom

Amsterdam,           5 February 2004
Our Ref              WJH/RMB/AMBA:33252.5

Dear Sirs, Madam,

Re:  ABN AMRO Bank N.V. $500,000,000 4.65% Subordinated Notes due 2018

1. We have acted as legal advisers in the Netherlands to ABN AMRO Bank N.V. (the "Company") in connection with the Company's offer (the "Exchange Offer") to issue 4.65% Subordinated Notes due 2018 (the "Notes") in exchange for any and all of its outstanding 4.65% Subordinated Notes due 2018 (the "Old Notes"). The Company's payment obligations under the Notes will be guaranteed (the "Guarantee") by ABN AMRO Holding N.V. (the "Guarantor"). A Global Note (the "Global Note") will be executed to constitute the Notes.

     Capitalised terms defined in the purchase agreement dated 23 May 2003 between the Company and the initial purchasers named therein have the same meaning when used in this opinion unless the context requires otherwise.

     References to the Notes include, where the context so permits, references to the Global Note (as referred to above).

2.   We have examined:


     (a) a faxed copy of an executed indenture dated 2 June 2003 between the Company and the Trustee named therein (the "Indenture"), with attached thereto, inter alia:
              -   the Terms and Conditions of the Notes;
              -   the form of Global Note and the form of Definitive Note;



 A list of names of partners and their professional qualifications is open to inspection at the above office. The partners are either solicitors or registered foreign lawyers.

AMSTERDAM ANTWERP BANGKOK BEIJING BRATISLAVA BRUSSELS BUDAPEST DUBAI FRANKFURT
 HAMBURG HONG KONG LONDON LUXEMBOURG MADRID MILAN MOSCOW NEW YORK PARIS PRAGUE
                    ROME SINGAPORE TIRANA TOKYO TURIN WARSAW


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     (b)  a faxed copy of an executed first supplemental indenture between the
          Company, the Guarantor and the Trustee dated 3 February 2004 to the indenture mentioned in (a) above (the "First Supplemental Indenture", which term includes the Guarantee given therein by the Guarantor);

     (c) a print of an electronic copy in PDF form of the Registration Statement filed with the SEC on 28 August 2003 and of the amended Registration Statement to be filed with the SEC on 5 February 2004 (together, the "Registration Statement");

     (d) a faxed copy of an excerpt of the registration of the Company in the relevant Trade Register (the "Trade Register") dated 30 May 2003 and confirmed by telephone by the Trade Register to be correct on the date hereof in all respects relevant for this opinion and a faxed copy of an excerpt of the registration of the Guarantor in the relevant Trade Register dated the date hereof (together the "Excerpts");

     (e) a faxed copy of the articles of association (statuten) of the Company and of the Guarantor as, according to the Excerpts, last amended on 17 May 2001 and 26 May 2003, respectively, and deposited with the Trade Register as being in force on the date hereof (in each case the "Articles");

     (f) a scanned copy of a proposal of the Managing Board (raad van bestuur) to the Supervisory Board (raad van commissarissen) of the Company dated 17 January 2003, stated to be accepted by resolution of the Supervisory Board at its meeting of 17 January 2003, signed by A.A. Loudon, Chairman of the Supervisory Board, and H. Duijn, Secretary, and a certificate of an extract from the minutes of a meeting of the Supervisory Board of the Company held on 17 January 2003, signed by
          H. Duijn, secretary to the Managing Board, relating to issues of debentures of the Company;

     (g) a scanned copy of an extract from the minutes of a meeting of the Managing Board of the Company held on 11 September 2001, signed by H. Duijn, secretary to the Managing Board, delegating, subject to conditions, the authority to issue debentures of the Company to the Directorate Group Asset & Liability Management of Corporate Center;

     (h) a scanned copy of a resolution on behalf of the Directorate Group Asset & Liability Management to issue the Notes, dated 30 May 2003;

     (i) a scanned copy of certain pages of the signature book of the Company (the "Signature Book").


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     We have not examined any other agreement, deed or document entered into by or affecting the Company or the Guarantor or any other corporate records of the Company or the Guarantor and have not made any other inquiry concerning them.

     The Indenture and the First Supplemental Indenture are collectively referred to as the "Agreements".

3.   We assume:

     (a)  the genuineness of all signatures;

     (b) the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies;

     (c) that the documents referred to in paragraph 2 above (other than the Agreements, including the Guarantee) were at their date, and have through the date hereof remained, accurate and in full force and effect and that the Agreements (including the Guarantee) have through the date hereof remained in existence in the form in which they were presented to us;

     (d) that each of the Company and the Guarantor has not been dissolved (ontbonden), granted a moratorium (surseance verleend), submitted to an emergency regulation (noodregeling) or declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpts and
          (b) information obtained by telephone today from the insolvency office (afdeling insolventie) of the court in Amsterdam);

     (e) that the resolutions and approvals of the Managing Board and the Supervisory Board of the Company referred to in paragraph 2(f) and
          (g) above have been made or given with due observance of the provisions of the articles of association of the Company relating to the convening of meetings and the making of resolutions as in force at the time and that any conditions contained in the resolutions or approvals have been and will be complied with, and that the document referred to in paragraph 2(h) above constitutes a due authorisation on behalf of the Directorate Group Asset & Liability Management of Corporate Center of the Company;


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     (f)  that the Agreements have been executed and delivered on behalf of the
          Company by persons duly authorised to do so under a valid power of attorney; although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Signature Book, which indicate that any two of C.A. Alvarez Baptista, A.J. Blok, H. Filali and R. Smit acting together are authorised to represent the Company;

     (g) that the Agreements (including the Guarantee) constitute legal, valid, binding and enforceable obligations of the Company and the Guarantor, as applicable, and the Notes will constitute legal, valid, binding and enforceable obligations of the Company, in each case in accordance with their terms under New York law (this assumption does not apply to the subordination provision in the Terms and Conditions of the Notes);

     (h) that, insofar as any obligation of the Company or the Guarantor under the Agreements (including the Guarantee) or the Notes falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction;

     (i) that any law, other than Dutch law, which may apply to the Notes or the Agreements (including the Guarantee) (or the transactions contemplated by the Agreements) or to any power of attorney issued by the Company or the Guarantor would not be such as to affect any conclusion stated in this opinion;

     (j) that the Notes will be issued in the forms referred to above in compliance with the Agreements and with terms and conditions that conform to the Terms and Conditions of the Notes referred to above;

     (k) that the Notes have been or will shortly be admitted to listing on the official segment of the stock market of Euronext Amsterdam.

4. This opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included) excluding tax law (except as specifically referred to herein), the laws of the EU (insofar as not implemented in Dutch law or directly applicable in the Netherlands) and competition or procurement laws.

     We express no opinion as to matters of fact. We assume that there are no facts not disclosed to us which would affect the conclusions in this opinion.


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     This opinion is limited to the Agreements (including the Guarantee) and does not relate to any other agreement or matter. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the Agreements (including the Guarantee).

5. Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

     (a) Status Each of the Company and the Guarantor is duly incorporated and validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law.

     (b) Powers and authority The Company and the Guarantor have the corporate power and authority to enter into the Agreements (including the Guarantee) and perform the obligations expressed to be assumed by them under the Agreements (including the Guarantee). The Company has the corporate power and authority to issue the Notes and perform the obligations expressed to be assumed by it under the Notes and has taken all necessary corporate action to authorise the execution and delivery of the Agreements and the Notes.

     (c) Due execution The Agreements (including the Guarantee) have been duly executed and delivered by the Company and the Guarantor. When a Note is executed and delivered on behalf of the Company by any two members of the Managing Board (raad van bestuur) of the Company acting jointly or by a person or persons duly authorised to do so under a valid power of attorney, the Note will have been duly executed and delivered by the Company.

     (d) Application of proper law The choice of New York law as the law governing the Agreements (including the Guarantee) and the Notes (with the exception of the subordination provision in the Terms and Conditions of the Notes) would be upheld as a valid choice of law by Dutch courts and applied by those courts in proceedings in relation to the Agreements (including the Guarantee) and the Notes as the governing law thereof, except (i) to the extent that any term of the Agreements (including the Guarantee) or the Notes or any provision of New York law applicable to the Agreements (including the Guarantee) or the Notes is manifestly incompatible with Dutch public policy and
          (ii) that mandatory provisions of Dutch law may be given effect if and insofar as under Dutch law those provisions must be applied irrespective of the chosen law.


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     (e)  Legal validity Subject (except with respect to the subordination provision in the Term and Conditions of the Notes) to the opinion given under (d) above, and (with respect to the Notes) subject to the opinion given under (c) above, the Agreements (including the Guarantee) and the Notes would be treated by Dutch courts as constituting legal, valid, binding and enforceable obligations of the Company and the Guarantor, as applicable, in accordance with their terms, and the Agreements (including the Guarantee) and the Notes are in proper form for their enforcement in Dutch courts.

     (f) Non-conflict with laws The execution by the Company and the Guarantor of the Agreements (including the Guarantee) and the issue by the Company of the Notes do not, and the performance by the Company or the Guarantor of the terms of the Agreements (including the Guarantee) and the Notes, as applicable, will not, conflict with or result in a violation of (i) any provision of the relevant Articles or (ii) the provisions of any published law, rule or regulation of general application of the Netherlands.

     (g) Consents No authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations or other requirements of governmental, judicial or public bodies or authorities of or in the Netherlands are required in connection with the Company's or the Guarantor's entry into of the Agreements (including the Guarantee), the Company's issue of the Notes, the Company's or the Guarantor's performance of the Agreements (including the Guarantee) or the Notes, as applicable, or for their validity or enforceability against the Company or the Guarantor, except that (a) there are notice requirements to the Dutch Central Bank pursuant to the Act on Foreign Financial Relations (Wet financiele betrekkingen buitenland) 1994 and regulations promulgated thereunder and (b) there are notice requirements to the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten, the "AFM") pursuant to article 46b of the Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995, the "STSA"). Failure to observe the notice requirements referred to under (a) and (b) does not affect the validity or enforceability of the Agreements (including the Guarantee) or the Notes. Any Initial Purchaser wishing to offer Notes in the Netherlands must either be licensed or exempt under articles 7 through 10 inclusive of the STSA.

     (h) No immunity Each of the Company and the Guarantor is subject to civil and commercial law with respect to its obligations under the Agreements (including the Guarantee) and the Notes, as applicable, the entry into and performance of the Agreements (including the Guarantee) and the Notes by the Company and the


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          Guarantor, as applicable, constitute private and commercial acts and neither the Company nor any of its assets nor the Guarantor nor any of its assets located in the Netherlands enjoys any right of immunity from set-off, suit, attachment prior to judgement, execution or other legal process in respect of its obligations under the Agreements (including the Guarantee) or the Notes except if and to the extent such assets are designated for the public service.

     (i) Submission to jurisdiction The submission to jurisdiction of the New York courts by the Company and the Guarantor is valid and binding and not subject to revocation. This submission does not preclude that claims for provisional measures in summary proceedings may be brought before a competent Dutch court.

     (j) Enforcement of foreign judgements In the absence of an applicable treaty between the United States and the Netherlands, a judgement rendered by a court in New York (the "Foreign Court") will not be enforced by Dutch courts. In order to obtain a judgement which is enforceable in the Netherlands, the claim must be relitigated before a competent Dutch court. If and to the extent that the Dutch court finds that the jurisdiction of the Foreign Court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court would, in principle, give binding effect to the final judgement of the Foreign Court unless such judgement contravenes principles of Dutch public policy.

     (k) Taxation The statements in Registration Statement under the captions "Material Netherlands Tax Consequences of the Exchange Offer" and "Netherlands Taxation" constitute an accurate summary of the Dutch tax matters described therein.

6.   This opinion is subject to the following qualifications:

     (a) The opinions set forth in paragaphs 5(b), (c), (e) and (f) are limited by all bankruptcy (faillissement), moratorium (surseance van betaling), emergency regulation (noodregeling), fraudulent conveyance (Actio Pauliana) or similar laws affecting creditors' rights generally.

     (b) As used in this opinion, the term "enforceable" means that the obligations referred to are of a type enforced by Dutch courts. It is not certain, however, that each such obligation will be enforced in accordance with its terms in every circumstance, the enforcement being subject, inter alia, to the nature of the


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          available remedies. We do not express any opinion as to whether specific performance or injunctive relief would be available in respect of any obligations of the Company or the Guarantor under the Agreements (including the Guarantee) or the Notes.

     (c) To the extent Dutch law applies to the Agreements (including the Guarantee) or the Notes, the opinions set forth in paragraphs 5(e) and (f) may be affected by the general defences available to obligors under Dutch law in respect of the validity and enforceability of contractual obligations.

     (d) The enforcement in the Netherlands of the Agreements (including the Guarantee) or the Notes and foreign judgements will be subject to the rules of civil procedure as applied by Dutch courts.

     (e) A Dutch court may decline jurisdiction if concurrent proceedings are being brought elsewhere.

     (f) Under Dutch law, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company or the Guarantor, will terminate by force of law and without notice, upon bankruptcy of the Company or the Guarantor and cease to have effect upon the Company or the Guarantor having been granted a moratorium. This qualification would also apply to the extent that the appointment by the Company or the Guarantor of a process agent were to be deemed to constitute a power of attorney or a mandate.

     (g) It is uncertain under Dutch conflicts of laws rules whether the transfer of title to or ownership of a Note would be governed by the chosen law, the law of the country in which the Note is situated or the law governing the contract between the transferor and the transferee. To the extent that Dutch law would apply to the transfer of title to or ownership of a Note, title shall pass by delivery (levering) pursuant to a valid agreement (geldige titel) by a transferor who has power to pass title to the Note (beschikkingsbevoegdheid).

     (h) To the extent that Dutch law is applicable to the Notes or any transfer thereof, any provision that the bearer of a Note may be treated as the absolute owner thereof may not be enforceable in all circumstances.

     (i) If a facsimile signature is used for the Notes, each signatory should consent to such use of his or her signature and evidence of such consent may be required for the enforcement of the Notes in the Netherlands. If a Note is executed by affixing


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          thereto the facsimile signature of a person who no longer holds office on the actual issue date of the Note, it may be necessary for the enforcement of the Note in the Netherlands that the holder thereof presents both the Note and a copy of the Indenture or other agreement of the Company or the Guarantor to also be bound in such circumstances and evidence of the consent of the signatory.

     (j) A provision which stipulates that certain documents constitute conclusive evidence may not be enforceable in all circumstances.

7. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, the Netherlands.

8. This opinion is given exclusively in connection with the Agreements (including the Guarantee) and the Notes and for no other purpose. This opinion is given for the sole benefit of ABN AMRO Bank N.V., and may not be relied upon by any other person without our prior written consent, except that you may give a copy to the Trustee who may rely on it as if it was also addressed to it on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.


Yours faithfully,


Allen & Overy